Exhibit 99.1
APARTMENT TRUST OF AMERICA, INC.
4901 Dickens Road
Suite 101
Richmond, Virginia 23230
(804) 237-1335
(804) 237-1345 (Facsimile)
[Investor Name]
[Address]
Dear [Name]:
     I write to provide you with information in regards to the board of directors of Apartment Trust of America, Inc.’s consideration of your share repurchase request.
     The goal of our board of directors is to be able to pay our company’s distributions completely with funds from our ongoing operations. As is called for in today’s challenging economic environment, management has undertaken a number of cost reduction measures at the property portfolio and corporate levels to aid in achieving this goal.
     In addition, we are transitioning dealer manager and advisor functions to new dealer manager and advisor entities. This transition is not yet completed and, as a result, we currently are not raising capital in our follow-on public offering. Therefore, our board of directors believes it is necessary to preserve cash during this transition period.
     Under our share repurchase plan, our board of directors has the sole discretion to accept or reject requests made under the share repurchase plan on a quarterly basis. On December 28, 2010, our board of directors determined that it is in the best interest of Apartment Trust of America and its investors to preserve our company’s cash and defer all fourth quarter 2010 requests made under the share repurchase plan until they are reconsidered by our board of directors on or about January 31, 2011. Stockholders who submitted share repurchase requests but have not had their share repurchase requests effected do not need to take any further action in order for our board of directors to reconsider their requests at that time.
     We thank you for the trust and confidence you have placed in Apartment Trust of America. As always, we remain committed to providing you with the best possible service.
Kind regards,
Stanley J. Olander, Jr.
Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors